                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


     ELECTRONIC TRANSMISSION CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

     FIRST:  The name of the Corporation is Electronic Transmission Corporation.

     SECOND: The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          "FOURTH. The Corporation shall have authority to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Twenty-Two Million (22,000,000) shares of which Twenty Million (20,000,000) shall be Common Stock and Two Million (2,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $1.00."

     THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of February 25, 1998.

     FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors of the Corporation.

     FIFTH: That at a special meeting of stockholders held on February 25, 1998, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

     SIXTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers this 25th day of February, 1998.

                         ELECTRONIC TRANSMISSION CORPORATION


                         By: /s/ W. Mack Goforth
                            --------------------------------------------
                            W. Mack Goforth, Chairman of the Board and Chief Executive Officer

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ATTEST:



By: /s/ Louann C. Smith
   ---------------------------
   Louann C. Smith, Secretary










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